UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2015

EMC CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	1-9853	04-2680009
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

176 South Street Hopkinton, Massachusetts	01748
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 435-1000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On October 12, 2015, EMC Corporation, a Massachusetts corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) among the Company, Denali Holding Inc., a Delaware corporation (“Parent”), Dell Inc., a Delaware corporation, and Universal Acquisition Co., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things and subject to the conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Company common stock, par value $0.01 per share (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares owned by Parent, Merger Sub, the Company or any of its wholly-owned subsidiaries, and other than shares with respect to which appraisal rights may be properly exercised and not withdrawn) will be cancelled and converted into the right to receive (i) $24.05 in cash, without interest (the “Cash Consideration”), and (ii) a number of shares of validly issued, fully paid and non-assessable shares of common stock of Parent designated as Class V Common Stock, par value $0.01 per share (the “Class V Common Stock”), equal to the quotient obtained by dividing (A) 222,966,450 by (B) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, plus cash in lieu of any fractional shares (together with the Cash Consideration, the “Merger Consideration”). The aggregate number of shares of Class V Common Stock issued as Merger Consideration in the transaction is intended to represent 65% of the Company’s economic interest in the approximately 81% of the outstanding shares of VMware, Inc. (“VMware”) currently owned by the Company, reflecting approximately 53% of the total economic interest in the outstanding shares of VMware. Upon completion of the transaction, Parent will retain the remaining 28% of the total economic interest in the outstanding shares of VMware. Because any shares with respect to which appraisal rights may be properly exercised and not withdrawn would not receive Class V Common Stock, any proper exercise of appraisal rights would decrease the aggregate number of shares of Class V Common Stock issued in the Merger and increase Parent’s retained interest in the VMware business. Based on the estimated number of shares of Company Common Stock at the closing of the transaction, Company shareholders are expected to receive approximately 0.111 shares of Class V Common Stock for each share of Company Common Stock. Assuming, for illustrative purposes only, a valuation for each share of Class V Common Stock of $81.78, the intraday volume-weighted average price for VMware on Wednesday, October 7, 2015, Company shareholders would receive a total combined consideration of $33.15 per share of Company Common Stock. The value of the Class V Common Stock may vary from the market price of VMware given the different characteristics and rights of the two stocks. The rights of holders of the Class V Common Stock will be governed by (i) the Amended and Restated Certificate of Incorporation of Parent to be filed with the Secretary of State of the State of Delaware and made effective as of immediately prior to the Effective Time (the “Parent Certificate”), (ii) by-laws to be adopted by Parent’s Board of Directors concurrently with the filing of the Parent Certificate (the “Parent By-laws”) and (iii) a Tracking Stock Policy Statement to be adopted by Parent’s Board of Directors concurrently with the filing of the Parent Certificate (the “Tracking Stock Policy Statement”).

The Merger Agreement provides that each currently outstanding Company stock option will vest and become fully exercisable prior to the Effective Time. As of the Effective Time, each outstanding Company stock option will be canceled and converted into the right to receive the Merger Consideration with respect to the number of shares of Company Common Stock issuable upon the exercise of such stock options on a net exercise basis, such that shares of Company Common Stock with a value equal to the aggregate exercise price and applicable tax withholding reduce the number of shares of Company Common Stock otherwise issuable. The Merger Agreement also provides that as of the Effective Time each currently outstanding restricted stock unit and share of restricted stock will fully vest (with performance vesting units vesting at the target level of performance) and the holder will become entitled to receive the Merger Consideration with respect to the shares of Company Common Stock subject to the award (which shall be calculated net of the number of shares withheld in respect of taxes upon the vesting of the award). The Merger Agreement provides that Parent may agree with individual award recipients to different equity treatment; however, no such agreements are currently in place.

The Board of Directors of the Company has, by unanimous vote of all of the directors, determined that it is in the best interest of the Company and its shareholders, and declared it advisable, for the Company to enter into the Merger Agreement, adopted the Merger Agreement and approved the execution, delivery and performance of the Merger Agreement and the consummation of the Merger and resolved to recommend approval of the Merger Agreement by the shareholders of the Company. Shareholders of the Company will be asked to vote on the approval of the Merger Agreement at a special shareholder meeting that will be held on a date to be announced. The closing of the Merger is subject to the approval of the Merger Agreement by the affirmative vote of the holders of a majority in voting power of the outstanding shares of Company Common Stock, voting together as a single class (the “Company Shareholder Approval”).

The Merger Agreement contains representations and warranties customary for transactions of this nature. The Company has agreed to various customary covenants and agreements, including, among others, agreements to conduct its business in the ordinary course during the period between the execution of the Merger Agreement and the Effective Time, not to engage in certain kinds of transactions or activities during this period without Parent’s consent, including with respect to certain actions in its capacity as a stockholder of Pivotal Software, Inc. and VMware, and to convene and hold a meeting of its shareholders for the purpose of obtaining the Company Shareholder Approval. Under the Merger Agreement, the Company may continue regular quarterly dividends to its shareholders of up to $0.115 per share of Company Common Stock through the Effective Time.

The completion of the Merger is subject to certain conditions, including, among others: (i) the Company Shareholder Approval, (ii) the absence of an order or law prohibiting consummation of the transactions, (iii) the effectiveness of the registration statement to be filed by Parent with the Securities and Exchange Commission for purposes of registering the shares of Class V Common Stock issuable in connection with the Merger and (iv) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of certain foreign antitrust approvals. Moreover, each party’s obligation to consummate the Merger is subject to certain other conditions, including (a) the accuracy of the other party’s representations and warranties (including the absence of a material adverse effect), (b) the other party’s compliance with its obligations, (c) receipt by each party of an opinion of counsel, dated as of the date of the Merger, as to certain tax matters, and (d) the listing of the Class V Common Stock on either the New York Stock Exchange or NASDAQ.

Parent has obtained committed equity financing for up to $4.25 billion in the aggregate (from Michael Dell and a related trust, MSDC Denali Investors, L.P., MSDC Denali EIV, LLC, funds affiliated with Silver Lake Partners, and Temasek) and debt financing commitments for up to $49.5 billion in the aggregate from Credit Suisse, J.P. Morgan, Barclays, BofA Merrill Lynch, Citi, Credit Suisse, Deutsche Bank Securities Inc., affiliates of Goldman, Sachs & Co. and RBC Capital Markets, for the purpose of financing the Merger and refinancing certain existing indebtedness. In addition to the above conditions to closing, Parent is not required to consummate the Merger until after completion of a marketing period related to its debt financing. The marketing period will not begin until receipt of customary required information and the satisfaction of certain conditions to closing. The obligations of the lenders under Parent’s debt financing commitments are subject to a number of customary conditions. Parent’s debt financing commitments will terminate upon the earlier of the termination of the Merger Agreement in accordance with its terms and December 16, 2016.

Under the terms of the Merger Agreement, the Company may solicit alternative acquisition proposals from third parties until 11:59 p.m. on December 11, 2015 (the “No-Shop Period Start Date”). There can be no assurance that this process will result in any alternative transaction proposals. After the No-Shop Period Start Date, the Company may not solicit or initiate discussions with third parties regarding other acquisition proposals and has agreed to certain restrictions on its ability to respond to such proposals as provided in the Merger Agreement. However, the Merger Agreement contains “fiduciary out” provisions, under which in certain circumstances the Company’s Board of Directors may determine to change its recommendation of the Merger or terminate the Merger Agreement. The Company’s Board of Directors is obligated to notify Parent in the event of a change in recommendation and to provide certain “match rights” to allow Parent an opportunity to modify the terms of the Merger Agreement in a manner that allows the Board of Directors to continue to recommend the Merger.

The Merger Agreement contains specified termination rights for both Parent and the Company, including that, in general, either party may terminate if the Merger is not consummated on or before December 16, 2016. If the Merger Agreement is terminated under certain specified circumstances, including in connection with the Company’s entry into a definitive agreement for a superior proposal, the Company must pay Parent a termination fee of $2.5 billion (or, if the Merger Agreement is terminated for a superior proposal prior to December 12, 2015, the termination fee payable by the Company to Parent will be $2 billion). Further, if the Merger Agreement is terminated under certain specified circumstances and, within 12 months after such termination, the Company enters into a definitive agreement providing for, or consummates, an acquisition proposal, the Company must pay Parent a termination fee of $2.5 billion. In connection with the parties’ allocation of risk related to financing for the transaction, the Merger Agreement also provides that Parent is required to pay the Company a termination fee of $4 billion under specified circumstances, and in certain instances, an alternative termination fee of $6 billion.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and incorporated herein by reference. The foregoing description of the Parent Certificate, the Parent By-laws and the Tracking Stock Policy Statement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such documents, which are attached hereto as Exhibits 99.1, 99.2, and 99.3, respectively.

The Merger Agreement has been filed to provide security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or their respective subsidiaries and affiliates. The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement. These representations and warranties were made solely for the benefit of the other party to the Merger Agreement and (i) are not intended to be treated as categorical statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate, (ii) may have been qualified in the Merger Agreement by confidential disclosure schedules that were delivered to the other party in connection with the signing of the Merger Agreement, which disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations, warranties and covenants set forth in the Merger Agreement, (iii) may be subject to standards of materiality applicable to the parties that differ from what might be viewed as material to shareholders and (iv) were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company or Parent. Accordingly, you should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or Parent.

Item 2.02	Results of Operations and Financial Condition.

On October 12, 2015, the Company issued a press release announcing preliminary financial results for the quarter ended September 30, 2015. The press release is attached hereto as Exhibit 99.4 and incorporated by reference herein.

The information in this Item 2.02 and Exhibit 99.4 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of a Director

On October 6, 2015, David N. Strohm resigned from the Board of Directors of the Company and all Committees thereof, effective immediately.

Item 8.01	Other Events.

On October 12, 2015, the Company and Dell Inc. issued a joint press release to announce the entry into the Merger Agreement, a copy of which is attached hereto as Exhibit 99.5 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

2.1*	Agreement and Plan of Merger, dated as of October 12, 2015, among Denali Holding Inc., Dell Inc., Universal Acquisition Co. and EMC Corporation

99.1	Form of Fourth Amended and Restated Certificate of Incorporation of Denali Holding Inc.

99.2	By-law Provisions

99.3	Board of Directors Tracking Stock Policy Statement Regarding DHI Group and Class V Group Matters

99.4	Press release of EMC Corporation dated October 12, 2015

99.5	Press release of EMC Corporation and Dell Inc. dated October 12, 2015

*	Schedules and certain exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Disclosure Regarding Forward Looking Statements

This communication contains forward-looking information about EMC Corporation and the proposed transaction that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) the failure to obtain the approval of EMC shareholders in connection with the proposed transaction; (ii) the failure to consummate or delay in consummating the proposed transaction for other reasons; (iii) the risk that a condition to closing of the proposed transaction may not be satisfied or that required financing for the proposed transaction may not be available or may be delayed; (iv) the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained, or is obtained subject to conditions that are not anticipated; (v) risk as to the trading price of Class V Common Stock to be issued by Denali Holding Inc. in the proposed transaction relative to the trading price of shares of VMware, Inc.’s common stock; (vi) the effect of the proposed transaction on VMware’s business and operating results and impact on the trading price of shares of Class V Common Stock of Denali Holding Inc. and shares of VMware common stock; (vii) the diversion of management time on transaction-related issues; (viii) adverse changes in general economic or market conditions; (ix) delays or reductions in information technology spending; (x) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (xi) competitive factors, including but not limited to pricing pressures and new product introductions; (xii) component and product quality and availability; (xiii) fluctuations in VMware’s operating results and risks associated with trading of VMware common stock; (xiv) the transition to new products, the uncertainty of customer acceptance of new product offerings and rapid technological and market change; (xv) the ability to attract and retain highly qualified employees; (xvi) insufficient, excess or obsolete inventory; (xvii) fluctuating currency exchange rates; (xiii) threats and other disruptions to our secure data centers or networks; (xix) our ability to protect our proprietary technology; (xx) war or acts of terrorism; and (xxi) other one-time events and other important factors disclosed previously and from time to time in EMC’s filings with the U.S. Securities and Exchange Commission (the “SEC”). Except to the extent otherwise required by federal securities law, EMC disclaims any obligation to update any such forward-looking statements after the date of this communication.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or a solicitation of an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law. This communication is being made in respect of the proposed business combination transaction between EMC Corporation and Denali Holding Inc. The proposed transaction will be submitted to the shareholders of EMC for their consideration. In connection with the issuance of Class V Common Stock of Denali Holding Inc. in the proposed transaction, Denali Holding Inc. will file with the SEC a Registration Statement on Form S-4 that will include a preliminary proxy statement/prospectus regarding the proposed transaction and each of Denali Holding Inc. and EMC Corporation plans to file with the SEC other documents regarding the proposed transaction. After the registration statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to each EMC shareholder entitled to vote at the special meeting in connection with the proposed transaction. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS RELATING TO THE TRANSACTION FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors may obtain copies of the proxy statement/prospectus (when available) and all other documents filed with the SEC regarding the proposed transaction, free of charge, at the SEC’s website (http://www.sec.gov). Investors may also obtain these documents, free of charge, from EMC’s website (www.EMC.com) under the link “Investor Relations” and then under the tab “Financials” then “SEC Filings” or by directing a request to: EMC Corporation, 176 South Street, Hopkinton, Massachusetts, Attn: Investor Relations, 866-362-6973.

Participants in the Solicitation

EMC Corporation and its directors, executive officers and other members of management and employees may be deemed to be “participants” in the solicitation of proxies from EMC shareholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of EMC shareholders in connection with the proposed transaction and a description of their direct and indirect interest, by security holdings or otherwise, will be set forth in the proxy statement/prospectus filed with the SEC in connection with the proposed transaction. You can find information about EMC’s executive officers and directors in its definitive proxy statement filed with the SEC on March 2, 2015 and in its Annual Report on Form 10-K filed with the SEC on February 27, 2015. You can also obtain free copies of these documents from EMC using the contact information above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 13, 2015

EMC CORPORATION

By:	/s/ Paul T. Dacier
Paul T. Dacier
Executive Vice President and General Counsel

EXHIBIT INDEX

2.1*	Agreement and Plan of Merger, dated as of October 12, 2015, among Denali Holding Inc., Dell Inc., Universal Acquisition Co. and EMC Corporation

99.1	Form of Fourth Amended and Restated Certificate of Incorporation of Denali Holding Inc.

99.2	By-law Provisions

99.3	Board of Directors Tracking Stock Policy Statement Regarding DHI Group and Class V Group Matters

99.4	Press release of EMC Corporation dated October 12, 2015

99.5	Press release of EMC Corporation and Dell Inc. dated October 12, 2015

*	Schedules and certain exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.